Exhibit 10.4 (g)

                       SIXTH AMENDMENT TO CREDIT AGREEMENT

     This Sixth Amendment to Credit Agreement ("Amendment") is made this 26th day of December, 2001, by and among Phoenix Color Corp. ("Phoenix"), a Delaware corporation, PCC Express, Inc. ("PCC"), a Delaware corporation, Phoenix (MD.) Realty, LLC ("Realty"), a Maryland limited liability company, and TechniGraphix, Inc. ("TechniGraphix"), a Maryland corporation (singly a "Borrower" and collectively, "Borrowers"), the lending institutions listed from time to time on Schedule A to the Credit Agreement (as defined below) (singly, a "Lender" and collectively, "Lenders"), First Union National Bank, a national banking association, as issuer of letters of credit (in such capacity, "Issuer"), and First Union National Bank, as administrative agent for Issuer and Lenders (in such capacity, "Agent").

                                   BACKGROUND

     A. Borrowers, Agent, Issuer and Lenders are parties to a Credit Agreement dated September 15, 1998 (as amended or otherwise modified from time to time, the "Credit Agreement"), pursuant to which certain financing arrangements were established for the benefit of Borrowers. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     B. Borrowers have requested that Agent, Issuer and Lenders modify, in certain respects, the Credit Agreement and Agent, Issuer and Lenders have agreed to make such modifications, all as more fully set forth herein and subject to the terms and conditions hereof.

     NOW, THEREFORE, with the foregoing Background incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Amendments to Credit Agreement.

          a. The definitions of Borrowing Base and Equipment Availability set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and replaced with the following new definitions:

          "Borrowing Base" - As of any date of determination, the sum of: (a) eighty-five percent (85%) of Eligible Accounts, plus (b) the lesser of
          (i) Three Million Dollars ($3,000,000) and (ii) (A) fifty-five percent (55%) of that portion of Eligible Inventory comprised of paper raw material, plus (B) fifty percent (50%) of that portion of Eligible Inventory comprised of ink raw material (such portions of Eligible Inventory to be separately reported by Borrowers on the Borrowing Certificate), plus (C) thirty-five percent (35%) of that portion of Eligible Inventory comprised of raw material other than paper raw material and ink raw material, plus (c) the Equipment Availability, plus (d) in the event the Tax Refund is not received by Borrowers prior to March 31, 2002, then for the period from April 1, 2002, until


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          the earlier of (i) June 30, 2002, or (ii) Borrower's receipt of the
          Tax Refund, an amount equal to the lesser of (x) the actual Tax Refund expected to be paid, or (y) the sum of Six Hundred Forty Thousand Dollars ($640,000), minus (e) reserves established by Agent from time to time (including but not limited to semi-annual bond interest payment reserve and customer rebate reserve). If Borrowers implement a perpetual inventory system that is reasonably satisfactory to Agent (as indicated in writing by Agent to Phoenix), then the percentage set forth in clause (b)(ii)(A) shall increase from fifty-five percent (55%) to sixty percent (60%).

          "Equipment Availability" - Shall mean Six Million Dollars ($6,000,000). The aggregate amount of Equipment Availability shall reduce by (x) One Hundred Thousand Dollars ($100,000) per month for each month commencing July 1, 2002 for the first twelve (12) months, and, commencing July 1, 2003, Two Hundred Thousand Dollars ($200,000) per month for each month thereafter, and (y) if all or any portion of a security deposit financed under clause (b)(ii) shall be returned to Borrowers, an amount equal to the returned portion of such security deposit.

          b. The following new definitions shall be added (in alphabetical order) to Section 1.1 of the Credit Agreement:

          "Tax Refund " - The federal tax refund to which Borrowers are entitled for the [year ended December 31, 2000] in an amount no less than Six Hundred Forty Thousand Dollars ($640,000).

          "Pearson Contract" - The Master Purchase Order effective as of January 1, 2002, between Pearson, inc. and Phoenix.

          "Sixth Amendment" - That certain Sixth Amendment to Credit Agreement dated as of December 26, 2001, by and among Borrowers, Agent, Lenders and Issuer.

          c. Section 2.6(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "(e) Borrowers shall unconditionally pay to Agent an amendment fee, in consideration of the accommodation granted under the Sixth Amendment of One Hundred Fifty Thousand Dollars ($150,000), which is fully earned upon execution of the Sixth Amendment, and which is payable in the amount of Seventy Five Thousand Dollars ($75,000) on December 31, 2002, and Seventy Five Thousand Dollars ($75,000) on December 31, 2003; provided however, that the entire amendment fee (or the remaining unpaid portion, if applicable) shall be payable on the termination of the Revolving Credit, if such termination occurs prior to either such payment date.


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          d. Section 2.7 of the Credit Agreement is amended and restated in its entirety as follows:

                  "2.7 Use of Proceeds: The extensions of credit under and proceeds of the Revolving Credit shall be used (i) for general corporate purposes, including but not limited to, working capital, (ii) to fund (a) final payments due on Eligible Fixed Assets upon Phoenix's certification to Agent that the underlying capital equipment leases are not converted to operating leases and (b) security deposits to be held by lessors for Eligible Fixed Assets which Borrowers lease pursuant to one or more operating leases (in either case, subject to the limitations in Section 6.12 herein), (iii) to fund payments (up to a maximum of Four Million Dollars ($4,000,000) owing by Phoenix, in connection with the closing fees required, under the Pearson Contract, and (iv) for the issuance of Letters of Credit.

     2. Effectiveness Conditions. This Amendment shall become effective upon the satisfactory completion, as determined by Agent in its discretion, of the following conditions ("Effectiveness Conditions") (all documents to be in form and substance satisfactory to Agent):

          a. Execution and delivery by all parties of this Amendment;

          b. Delivery of all consents and approvals of the boards of directors, shareholders and other applicable third parties necessary in connection with this transaction shall have been obtained;

          c. Receipt of a true and correct copy of the Pearson Contract; and

          d. Payment of expenses.

     3. Representations and Warranties. Each Borrower warrants and represents to Agent, Issuer and Lenders that:

          a. Prior Representations. As of the date of this Amendment, all warranties and representations set forth in the Credit Agreement and Loan Documents are true and correct in all material respects, both before and after giving effect to this Amendment.

          b. No Default. No Default or Event of Default is outstanding or would exist after giving effect to this Amendment.

     4. Additional Covenant. Within thirty (30) days from the execution of this Amendment, Borrowers shall execute and deliver to Agent, such instruments, documents and agreement as Agent may require (including without limitation, Form 2848 of the Department of the Treasury, Internal Revenue Service, titled "Power of Attorney and Declaration of Representative"), enabling Agent or Agent's representatives to receive directly, whether by check, wire transfer or any other means of payment, the Tax Refund.


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


     5. Incorporation into Existing Loan Documents. The parties acknowledge and agree that this Amendment is incorporated into and made part of the Credit Agreement and Loan Documents, the terms and provisions of which, unless expressly modified herein, are hereby ratified and confirmed and continue unchanged and in full force and effect. Any future reference to the Credit Agreement or Loan Documents shall mean the Credit Agreement or Loan Documents as amended hereby. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Loan Documents, the terms and provisions hereof shall control.

     6. Miscellaneous.

          a. Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

          b. Other Instruments. Each Borrower shall execute any other documents, instruments and writings, in form and substance satisfactory to Agent, as Agent may reasonably request, to carry out the intentions of the parties hereunder.

          c. Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

          d. Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

          e. Governing Law. The terms and conditions of this Amendment shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania without regard to its otherwise applicable principles of conflicts and laws.

          f. Counterparts. This Amendment may be executed in counterpart all, of which counterparts taken together shall constitute one completed fully executed document. A photocopied or facsimile signature shall be deemed to be the functional equivalent of a manually executed original for all purposes.

          g. WAIVER OF JURY TRIAL. BORROWERS, AGENT, ISSUER AND LENDERS, BY THEIR EXECUTION OF THIS AMENDMENT, EACH REAFFIRM THEIR WAIVER OF THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL.


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          IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.


Phoenix Color Corp.                          Phoenix (MD.) Realty, LLC


By:    /s/Edward Lieberman              By:     /s/Edward Lieberman
       ------------------------------           --------------------------------
Name:       Edward Lieberman            Name:        Edward Lieberman
     --------------------------------        -----------------------------------
Title:      Chief Financial Officer     Title:        Chief Financial Officer
      -------------------------------         ----------------------------------

PCC Express, Inc.                       TechniGraphix, Inc.


By:     /s/Edward Lieberman             By:      /s/Edward Lieberman
   ----------------------------------      -------------------------------------
Name:         Edward Lieberman          Name:          Edward Lieberman
     --------------------------------        -----------------------------------
Title:        Chief Financial Officer   Title:          Chief Financial Officer
      -------------------------------         ----------------------------------


                                        First Union National Bank


                                        By:      /s/Margaret Byrne
                                           -------------------------------------
                                        Name:          Margaret Byrne
                                             -----------------------------------
                                        Title:          Vice President
                                              ----------------------------------


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